Date: April 1, 2005

KCS Announces TFM Note Tender Offer and Consent Solicitation

For Any and All 11.75% Senior Discount Debentures due 2009 Issued by TFM, S.A. de C.V. (“TFM”)

Kansas City, Missouri – April 1, 2005 – Kansas City Southern (“KCS”) (NYSE:KSU) today announced that its majority owned subsidiary, TFM, is commencing a cash tender offer for any and all outstanding $443,500,000 aggregate principal amount of 11.75% Senior Discount Debentures due 2009 (the “Notes”) on the terms and subject to the conditions set forth in TFM’s Offer to Purchase and Consent Solicitation Statement dated April 1, 2005. TFM is also soliciting consents for amendments to the indenture under which the Notes were issued. Holders who tender their Notes will be required to consent to the proposed amendments and holders who consent will be required to tender their Notes. Consummation of the Offer is subject to the satisfaction of a number of conditions.

The Offer will expire at 12:00 midnight, New York City time, on April 28, 2005, unless extended or earlier terminated (such date and time, as they may be extended, the “Expiration Time”). Holders of Notes must tender their Notes at or prior to the Expiration Time to receive the tender offer consideration. The consent solicitation will expire at 5 p.m., New York City time, on April 14, 2005, unless extended (such date and time, as they may be extended, the “Consent Deadline”). Holders of Notes must tender their Notes prior to the Consent Deadline to receive the total consideration.

The total consideration for each $1,000 principal amount of Notes tendered and accepted for payment pursuant to the Offer to Purchase shall be $1,002.50, plus accrued interest, if any, thereon from the most recent payment of semi annual interest preceding the applicable settlement date, to, but excluding, such date. The total consideration consists of tender offer consideration of $962.50 and a consent payment of $40 per $1,000 principal amount of Notes, payable to holders that validly tender their Notes and give their consents for amendments to the indenture prior to the Consent Deadline. Holders that validly tender their Notes after the Consent Deadline and prior to the Expiration Time will receive only the tender offer consideration of $962.50 per $1,000 principal amount of Notes.

Notes and related consents may be withdrawn prior to the Consent Deadline. Notes may not be withdrawn after the Consent Deadline and delivery of written notice to the trustee for the Notes that certain conditions have been met.

At any time after the Consent Deadline and prior to the Expiration Time (such time, the “Optional Early Acceptance Date”), TFM may elect to accept for payment all Notes validly tendered prior to the Consent Deadline. TFM currently anticipates that the Optional Early Acceptance Date will be April 19, 2005. Payment for all Notes validly tendered prior to the Consent Deadline will be made promptly following the Optional Early Acceptance Date (the “Optional Early Settlement Date”), if any.

By 9:00 a.m., New York City time, on the business day following the Expiration Time (the “Final Acceptance Date”), TFM will accept for payment any and all validly tendered Notes not previously purchased, subject to the terms and conditions of the Offer. Such payment will be made promptly following the Final Acceptance Date (the “Final Settlement Date”).

Once the proposed amendments to the indenture become effective, the prior notice period for the issuance of a notice of redemption with respect to the Notes will be reduced from a minimum of 30 days to 3 days and TFM intends to call for redemption any Notes not validly tendered at a price equal to $1,000 for each $1,000 principal amount of Notes plus accrued and unpaid interest. TFM expects such redemption to occur on the Final Settlement Date.

Morgan Stanley & Co. Incorporated is the dealer manager and D.F. King & Co, Inc. is the information agent for the Offer. Requests for documentation should be directed to D.F. King & Co, Inc. at (800) 488-8075 (toll free) (banks and brokerage firms please call (212) 269-5550). Questions regarding the transaction should be directed to Morgan Stanley & Co. Incorporated at (800) 624-1808 (U.S. toll-free) or (212) 761-1457 (collect), attention: Riccardo Cumerlato.

This announcement is not an offer to purchase, a solicitation of an offer to purchase or a solicitation of consent with respect to any Notes. The Offer is being made solely by the Offer to Purchase and related Solicitation of Consents dated April 1, 2005, which set forth the complete terms of the tender offer and consent solicitation.

Headquartered in Kansas City, Mo., KCS is a transportation holding company that has railroad investments in the U.S., Mexico and Panama. Its primary U.S. holdings include The Kansas City Southern Railway Company, founded in 1887, and The Texas Mexican Railway Company, founded in 1885, serving the central and south central U.S. Its international holdings include a controlling interest in TFM, S.A. de C.V., serving northeastern and central Mexico and the port cities of Lázaro Cardenas, Tampico and Veracruz, and a 50% interest in The Panama Canal Railway Company, providing ocean-to-ocean freight and passenger service along the Panama Canal. KCS’ North American rail holdings and strategic alliances are primary components of a NAFTA Railway system, linking the commercial and industrial centers of the U.S., Canada and Mexico. Visit www.kcsi.com for more information.

Included in this press release are certain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Such forward-looking statements are based on the beliefs of KCS’ and TFM’s management as well as on assumptions made. Actual results could differ materially from those included in such forward-looking statements. Readers are cautioned that all forward-looking statements involve risks and uncertainty. For additional information relating to such risks and uncertainties, readers are urged to review KCS’ and TFM’s filings and submissions with the Securities and Exchange Commission under the Securities Exchange Act of 1934, as amended.

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Contacts: Investors

William H. Galligan
816-983-1551
william.h.galligan@kcsr.com.

U.S. Media
C. Doniele Kane
816-983-1372
doniele.c.kane@kcsr.com

Mexico Media
Gabriel Guerra
011-525-55-208-0860

gguerra@gcya.net